EXHIBIT 10.1

W. P. CAREY INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made the 15th day of January, 2015 by W.  P. Carey Inc.  (the “Company”), a Maryland corporation, with its principal place of business at 50 Rockefeller Plaza, New York, NY 10020, and Trevor P. Bond (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive has served as Chief Executive Officer of the Company and its predecessor in which capacity his services have contributed materially to the successful operation of the Company’s business; and

WHEREAS, the Company’s predecessor and Executive entered into an Employment Agreement dated as of March 1, 2012, which was amended and restated February 25, 2013 (the “Original Agreement”), the term of which is currently scheduled to expire on March 31, 2015, unless renewed in accordance with its terms;

WHEREAS, the renewal of the Original Agreement would occur subject to certain conditions, including the requirement that the Company make certain specified equity grants to Executive (the “Renewal Grants”);

WHEREAS, the Company and Executive wish to continue Executive’s employment as Chief Executive Officer, but desire to modify the terms of such employment from those applicable under the Original Agreement, and to eliminate any requirement for the Company to have to make any Renewal Grant to Executive and to make corresponding revisions to the restrictive covenants applicable hereunder.

NOW, THEREFORE, intending to be legally bound hereby, the Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company upon the following terms and conditions:

1.                                    Office and Duties.  Executive shall service the Company full time as its Chief Executive Officer and in such other positions and have such duties and power with the Company and its subsidiaries consistent with Executive’s positions and experience and abilities as may from time to time be determined by the board of directors of the Company (the “Board”) or its designee.  Executive will devote his full business time, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, to the duties assigned to him and shall use his best efforts, judgment, skill and energy to perform such services faithfully and diligently to further the business interests of the Company; provided that nothing contained herein shall preclude Executive from (i) serving on the board of directors of any business corporation with the consent of the Board or (ii) serving on the board of, or working for, any charitable or community organization, so long as such activities, individually or collectively, do not interfere with the performance of Executive’s duties hereunder.

2.                                    Term.  This Agreement shall be for a term commencing on April 1, 2015, that is, following the expiration of the current term of the Original Agreement (the “Commencement Date”) and ending on March 31, 2018 unless sooner terminated as hereinafter provided.  The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.” For the avoidance of doubt, the parties confirm the execution hereof shall be deemed to be a mutual notice by the parties not to have the term of the Original Agreement extend on the terms and conditions thereof, and to have this Agreement serve to continue the employment of Executive on the terms and conditions set forth herein.

3.                                    Compensation.

(a)                               Base Salary.  During the Employment Period, Executive shall receive an annual base salary (“Base Salary”) at the same rate as in effect on the date hereof, which shall be payable in accordance with the Company’s generally applicable payroll practices and policies.  The Compensation Committee of the Board of Directors (the “Committee”) or its designee shall periodically review Executive’s Base Salary in light of the salaries paid to other officers of the Company, the performance of Executive, and Executive’s total compensation from the Company and the Committee or its designee, as applicable, may, in its sole discretion, authorize an increase in such Base Salary by such amount it determines to be appropriate.  Any such increase shall not reduce or limit any other obligation of the Company hereunder.

(b)                              Incentive Compensation.  During the term of the Employment Period, Executive shall be eligible to participate in the Company’s cash-based incentive compensation programs (including, without limitation, any program for the payment of commission income, disposition fees, and bonuses), as the same may be amended by the Company from time to time, at a level determined by the Committee.

(c)                               Equity Compensation.  The Committee may in its discretion determine to grant the Executive equity-based compensation at such times and subject to such terms and conditions as the Committee shall determine.

4.                                    Benefits, Perquisites and Expenses.

(a)                               Benefits.  During the Employment Period, Executive shall be eligible to participate in each employee benefit plan sponsored or maintained by the Company, subject to the generally applicable provisions thereof.  Nothing in this Agreement shall in any way limit the Company’s right to amend or terminate any such plan in its discretion, so long as any such amendment does not impair the rights of Executive without treating similarly situated executives in a similar fashion.

(b)                              Business Expenses.  The Company agrees to reimburse all reasonable expenses incurred or paid by Executive in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company, for the period beginning upon the

Commencement Date and ending upon the termination of the Agreement.  Such expenses shall be reimbursed in due course in accordance with the Company’s standard practices, and all reimbursement payments with respect to expenses incurred within a particular year shall be made no later than the end of the Executive’s taxable year following the taxable year in which the expense was incurred.  The amount of reimbursable expenses incurred in one taxable year of the Executive shall not affect the amount of reimbursable expenses in a different taxable year and such reimbursement shall not be subject to liquidation or exchange for another benefit.  Notwithstanding the foregoing, solely in the event that reimbursement of such expenses is conditioned upon a separation from service, such reimbursement shall be made to Executive upon the first day following the six (6) month anniversary of the date of such separation from service.

(c)                               Indemnification.  The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance of services as an officer, director or Executive of the Company or any of its subsidiaries or in any other capacity in which Executive serves at the request of the Company on the same basis as it indemnifies its other officers pursuant to and in all circumstances subject to the terms and conditions of the Director and Officer Indemnification Policy of W.P. Carey Inc. (or any successor policy thereto), as in effect at the relevant time, and as the such policy may be amended from time to time.

5.                                    Early Termination of the Employment Period.  Notwithstanding Paragraph 2, the Employment Period shall end upon the earliest to occur of (i) a termination of Executive’s employment on account of Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) a Termination Without Cause or (v) a Termination with Good Reason.

(b)                              Benefits Payable Upon Termination.  Following the end of the Employment Period pursuant to Paragraph 5(a), Executive (or, in the event of his death, Executive’s surviving spouse, if any, or estate) shall in all events be paid the Earned Basic Compensation and Accrued Employee Benefits.  In the event of a Termination Without Cause or Termination with Good Reason, so long as Executive executes (and has not revoked) a general release of claims in favor of the Company and its affiliates in a form acceptable to the Company (the “Required Release”) not later than 60 days following Executive’s termination of employment, Executive shall also be entitled to receive the Severance Benefit, as defined below.  The Earned Basic Compensation, Accrued Employee Benefits and, if applicable, the Severance Benefit shall be payable at the times established pursuant to Paragraph 5(c).

(c)                               Timing of Payments.  Earned Basic Compensation shall be paid in a single lump sum as soon as practicable, but in no event more than 30 days, following the end of the Employment Period; provided that with respect to any amounts governed by a program that contains a stated payment provision, payment shall occur in accordance with the timing specified in the applicable program governing such element of compensation.  Accrued Employee Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued.  Subject to the provisions of the special timing rules set forth in the two immediately following sentences, Severance Benefits shall be paid, subject to the delivery (and non-revocation) of the Required Release, on the same regularly-scheduled payroll dates as Executive would have received his base salary had he continued to be employed for the period during which the Severance Benefits are payable hereunder.  If Executive is a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no taxable amounts payable by the Company to Executive pursuant to Paragraph 5 and other Company separation pay plan amounts, including bonus and other amounts that are conditioned upon a separation from service and not compensation Executive could receive without separating from service, shall be paid during the six (6) month period following his separation from service and, to the extent otherwise payable during such six (6) month period, shall be accumulated and paid on the first business day following the six (6) month anniversary of his separation from service, with interest for such period at a rate equal to the one-year Treasury bill rate as quoted in The Wall Street Journal (or in such other reliable publication as the Executive Committee, in its reasonable discretion, may determine to rely upon) from the date they would otherwise have been payable to the date actually paid; provided further, that taxable amounts remaining due pursuant to Paragraph 5 following the expiration of the six (6) month delay period shall be paid on regularly-scheduled payroll dates as described in this Paragraph 5(c).  If Executive is not a specified employee (as described in the immediately preceding sentence), but the latest date by which the Required Release must be delivered is in a different calendar year than the date on which Executive’s employment terminates, any payment of Severance Benefits that, pursuant to such normal payroll schedule, would have been made earlier than such latest date for delivery of the Required Release shall be made on the 61st day following the date on which Executive’s employment terminates.

(d)                             Definitions.  For purposes of Paragraphs 5 and 6, capitalized terms have the following meanings:

“Accrued Employee Benefits” means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency.

“Earned Basic Compensation” means any salary or other compensation (including, but not limited to, any deferred commission payments) due and payable, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends.

“Severance Benefits” means bi-weekly payments until the earliest of the following dates:

(i)                                  the second anniversary of Executive’s Termination Without Cause or Termination with Good Reason and

(ii)                              the date the Company’s obligation to pay Severance Benefits ceases as a result of Executive’s breach any of the provisions of Paragraph 6;

in an amount equal to the sum of (x) the Executive’s bi-weekly base salary as in effect immediately prior to his termination of employment and (y) an amount equal to one-twenty-sixth of the average of the last three annual bonuses (or all annual bonuses, if less than three) previously received by the Executive for services to the Company, whether or not payable for services during the Employment Period.

“Termination for Cause” means a termination of Executive’s employment by the Company as a result of Executive’s (i) conviction of a felony or the entering by Executive of a plea of nolo contendere to such a felony charge; (ii) gross neglect, willful malfeasance or willful gross misconduct in connection with his employment hereunder which has had or could reasonably be expected to have a material adverse effect on the business of the Company and its subsidiaries; (iii) a substantial and continual refusal by Executive in breach of this Agreement to perform Executive’s duties, responsibilities or obligations assigned to Executive in accordance with the terms hereof that continues after receipt by Executive of written notice from the Company identifying the duties, responsibilities or obligations not being performed; (iv) a material violation by Executive of any policy of the Company that is generally applicable to all employees or all officers of the Companies including, but not limited to, policies concerning insider trading or sexual harassment, or the Company’s code of conduct; (v) Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry; or (vi) any material breach by Executive of the provisions of Paragraph 6; provided, however, that in the case of subclauses (iv), (v) and (vi), Cause shall not exist if, such violation, failure to cooperate or breach, if capable of being cured, shall have been cured by Executive within 30 days after receipt of notice thereof from the Company.

“Termination due to Disability” means a termination of Executive’s employment by the Company because Executive has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) at least four consecutive months or (ii) more than six months in any twelve month period.  Any question as to the existence, extent or potentiality of Executive’s disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company.  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

“Termination with Good Reason” by the Executive means within 90 days following (i) a material adverse change in Executive’s duties and responsibilities; (ii) a material reduction in Executive’s base salary (other than a proportionate adjustment applicable generally to similarly situated Company Executives); or (iii) the relocation of Executive’s principal place of business to a location more than thirty-five miles outside of Manhattan; provided that a termination shall not be treated as a Termination with Good Reason if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination with Good Reason.  A Termination with Good Reason must be effected by a written notice from Executive setting forth in reasonable detail the conduct or event alleged to be the basis for such termination, provided that, Executive shall not have the right to terminate his employment hereunder pursuant to a Termination with Good Reason (A) if, within the 30-day period following receipt of Executive’s written notice, the Company shall have substantially cured the conduct alleged to have caused the activities giving rise to the basis for such Termination with Good Reason and (B) unless Executive actually terminates employment within 30 days following the end of the Company’s cure period.

“Termination Without Cause” means any termination by the Company of Executive’s employment with the Company other than (i) a Termination due to Disability, (ii) a Termination due to death or (iii) a Termination for Cause.

6.                                    Non-Solicitation, Confidential Information, Etc.

(a)                               Non-Solicitation of Employees.  During the Executive’s employment with the Company and, upon a termination of the Executive’s employment with the Company, during the following post-termination periods, to the extent applicable to such termination: (x) if such termination occurs during the term of this Agreement, the 24 month period following the termination of Executive’s employment or (y) if such termination occurs after the expiration of this Agreement in accordance with its terms (a “Contract Expiration”), the period, if any, following termination of the Executive’s employment and through the first anniversary of the Contract Expiration, Executive agrees that he will not and will not assist or encourage any other person to (i) employ, hire, engage or be associated (as a shareholder, partner, employee, consultant or in a similar capacity) with any employee or other person connected with the Company or any of its affiliates who rendered services in a management position that afforded such person the opportunity to earn an incentive bonus or in any other position that afforded such person the opportunity to receive commissions, advisory fees or similar incentive payments in respect of the person’s services (the “Restricted Employees”), at the time of such termination or during any part of the six months (three months, in the case of any employee who was not also an officer of the Company) preceding such termination of employment, (ii) induce any Restricted Employees to leave the employ of the Company or any of its affiliates, or (iii) solicit the employment of any Restricted Employees on his own behalf or on behalf of any other business enterprise.  For the avoidance of doubt, it shall not be a violation of this Paragraph 6(a) for an entity to which the Executive provides services to hire or otherwise retain the services of a Restricted Employee unless Executive provides such entity assistance in the recruiting, hiring or retention of such Restricted Employee.

(b)                              Nonsolicitation of Business Associates.  Executive agrees that, during the term of this Agreement and for a period of 24 months after his termination of employment with the Company, he will not engage in any business activities in which the Company is then engaged or to which the Company has committed significant resources to expand its presence, or to enter into or otherwise commence (“Business Activities”), during the two year period prior to Executive’s termination of employment and that the

Company is still actively pursuing at the date of Executive’s termination of employment in which Executive solicits for himself or for any third party the business of any person who at any time during the twelve month period ended on the date Executive’s employment with the Company terminates was (i) a Corporate Client (as defined below) during the twenty-four month period ended on the date Executive’s employment with the Company terminates (the “Prior Contact Period”); (ii) an investor (a “Fund Investor”) in any fund or investment vehicle managed or maintained by any of the Company, its subsidiaries or its affiliates, including, without limitation, each of the Sponsored Funds (as defined below) (a “Fund Vehicle”) who satisfied the conditions to qualify as a “qualified institutional buyer” as defined in Rule 144A as promulgated under the Securities Act of 1933, as amended, with whom the Executive had dealings, contact or involvement during the Prior Contact Period; (iii) a person or entity who served as a representative of investors in connection with the investments in any Fund Vehicle or who was otherwise engaged in raising capital or other financing for any such Fund Vehicle; or (iv) a person or entity which (x) materially assisted or provided other material services or support that substantially facilitated or otherwise contributed to the Company’s ability to pursue or effect its Business Activities, and (y) had direct and substantial dealings, contact or involvement while acting on behalf of the Company or its affiliates or any Fund Vehicle with any Corporate Client or Fund Investor during the Prior Contact Period.  For purposes of this Paragraph 6(b), the term “Corporate Client” means (i) any business entity, regardless of form, which obtains financing or liquidity through effecting any transaction with the Company or any of its subsidiaries or affiliates, (ii) any business entity, regardless of form, which engaged as a principal in any transaction with the Company, (iii) any Company sponsored trust, fund or other collective investment vehicle, including, without limitation, Corporate Property Associates 17 – Global Incorporated, Corporate Property Associates 18 – Global Incorporated, Carey Watermark Investors Incorporated, Carey Watermark Investors 2 Incorporated; Carey Credit Income Fund and any successors to any of them (the “Sponsored Funds”), and (iv) each affiliate of any such business entity identified in subclause (i), (ii) or (iii), but specifically excluding its private equity sponsors.

(c)                               Confidential Information.  During the term of this Agreement and at all times thereafter, Executive shall not, without the written consent of the Company, use for his personal benefit, or disclose, communicate or divulge to, or use for any company other than the Company or its subsidiaries or affiliates, any Confidential Information (as defined below) that had been made known to Executive or learned or acquired by Executive while in the employ of Company or its subsidiaries or affiliates, unless such information has become public other than by reason of Executive’s breach of this covenant.  Confidential Information shall mean

(i)                                  information not in the public domain (or in the public domain as a result of a breach by Executive or another executive of the Company who is also bound by a similar confidentiality clause) regarding the business methods, business policies, procedures, techniques, research or developments projects or results, trade secrets, or other processes of or developed by the Company;

(ii)                              any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients not in the public domain (or in the public domain as a result of a breach by Executive or another executive of the Company who is also bound by a similar confidentiality clause); and

(iii)                          any other material information not in the public domain (or in the public domain as a result of a breach by Executive or another executive of the Company who is also bound by a similar confidentiality clause) relating to or dealing with the business operations or activities of the Company which has been designated by the Company as confidential or which, if disclosed to any third party, would result in a material adverse effect to the Company.

(d)                             Company Property.  Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under his control.

(e)                               Injunctive Relief.  Executive agrees and acknowledges that the remedies at law for any breach by him of the provisions of this Paragraph 6 will be inadequate and that the Company shall be entitled to obtain injunctive relief against him from a court of competent jurisdiction in the event of any such breach.  If any such court of competent jurisdiction shall determine that the restrictions contained in this Paragraph 6 are unreasonable as to time or geographical area, such court shall reform said restrictions to the extent necessary in the opinion of such court to make them reasonable and enforceable.

7.                                    Miscellaneous.

(a)                               Waiver.  Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(b)                              Controlling Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of New York notwithstanding any conflicting choice-of-law provisions.

(c)                               Notices.  All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been given when delivered in person or when deposited in the United States mail in a postpaid envelope by registered or certified mail, return receipt requested, by overnight courier service or by facsimile (with receipt confirmed and followed by delivery of an original via overnight courier service).

(d)                             Binding Effect.  This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company’s stock, a merger, consolidation or reorganization involving the Company or a sale of the assets of the business of the Company in which Executive performs a majority of his services, unless the Company otherwise elects in writing to retain responsibility for the duties and obligations of the Company (and the benefits conveyed to the Company) under this Agreement.  This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives.

(e)                               Assignment.  Except as provided under Paragraph 7(d), neither this Agreement nor any of the rights of obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

(f)                                Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original as against the party whose signature appears thereon, and both of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(g)                              Severability; Reformation.  In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.  In the event any of Paragraph 6(a), (b), (c) or (d) is not enforceable in accordance with its terms, Executive and the Company agree that such Paragraph shall be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

(h)                              Entire Agreement.  This Agreement is structured to take effect following the expiration of the term of the Original Agreement.  Except to the extent that the letter agreement between the Company and Executive relating to his recommencement of employment is expressly incorporated herein, this Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, including, without limitation, any provision of the Original Agreement that would have continued in effect after March 31, 2015, inducements or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

(i)                                  Paragraph Headings.  The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(j)                                  Gender, Etc.  Words used herein, regardless of the number and gender specifically used, shall be deemed construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(k)                              Number of Days.  In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

(l)                                  409A Compliance.  This Agreement is intended to comply with the requirements of Section 409A of the Code, including good faith, reasonable statutory interpretations of Section 409A that are contrary to the terms of the Agreement, if any.  Consistent with that intent, this Agreement shall be interpreted in a manner consistent with Section 409A.  In the event that any provision that is necessary for the Agreement to comply with Section 409A is determined by the Company, with the consent of the Executive, to have been omitted, such omitted provision shall be deemed to be included herein and is hereby incorporated as part of the Agreement.

(m)                          Any “separation from service” within the Employment Agreement shall be construed consistent with Section 409A of the Code and the regulations thereunder.  The term “termination,” when used within the Employment Agreement in the context of a condition to, or timing of, payment shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Code.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above written.

W. P. CAREY INC.

By	/s/Catherine D. Rice
Catherine D. Rice
Managing Director and Chief
Financial Officer

/s/ Trevor P. Bond
Trevor P. Bond

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